                                                                    Exhibit 10.3


            AMENDED AND RESTATED SECURED NON-RECOURSE PROMISSORY NOTE


$1,000,000                                                        March 11, 1999
                                               Original Issue Date: May 20, 1997


                  FOR VALUE RECEIVED, John M. Sergey ("Maker" or "Sergey") hereby promises to pay to the order of Strategic Distribution, Inc., a Delaware corporation ("the Company"), at 475 Steamboat Road, Greenwich, Connecticut, or such address as the Company or the holder of this Amended Note shall have given to the Maker, the principal sum of One Million Dollars ($1,000,000) on May 1, 2003, with interest (computed on a 360-day year of twelve 30-day months) from the Original Issue Date on the unpaid balance thereof at the rate of 7.00% per annum, until the principal hereof shall have been paid. Interest shall accrue from the date hereof and shall be payable on May 1, 2003.

                  Any payments of principal and/or interest shall be made in such currency of the United States at the time of payment shall be legal tender for the payment of public and private debts.

                  This Amended Note evidences a non-recourse loan made by the Company under the Amended and Restated Loan and Pledge Agreement, dated as of March 11, 1999, which further amends and restates the Amended Loan and Pledge Agreement, dated as of May 5, 1997, between the Company and Sergey (the "Agreement") which provides, among other things, for the securing of the Amended Note by a pledge of the Shares, as defined in the Agreement, for the mandatory prepayment of this Amended Note under certain circumstances and for the acceleration of the maturity of this Amended Note following an Event of Default, all on the terms set forth in the Agreement.

                  This Amended Note may be prepaid in whole or in part at any time and from time to time without penalty or premium. Any voluntary or mandatory prepayment of this Amended Note shall be applied pro rata to accrued interest and principal on this Amended Note.

                  Upon the occurrence of an Event of Default (as defined in the Agreement), this Amended Note shall become due and payable as set forth in the Agreement. The Company's recovery upon an Event of Default shall be limited to the Shares, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Amended Note shall be obtained or enforced against the Maker or any other property or asset of the Maker. If there is a foreclosure of the Company's lien on the Shares, by power of sale or otherwise, no judgment for any deficiency shall be brought or obtained by the Company against the Maker or any other property or asset of the Maker.

                  In the event that a Change in Control (as hereinafter defined) occurs prior to May 1, 2001 and the fair market value of the Common Stock of the Company on the date of such Change in Control is $6.00 per share or less, then the amount of principal and interest due and payable under the Amended Note shall be reduced to $0.0. In the event that a Change in Control occurs prior to May 1, 2001 and the fair market value of the Common Stock on the date of such Change in Control is greater than $6.00 per share, then the amount of principal and interest due and payable under the Amended Note shall be reduced by 50%. In the event that a Change in Control occurs on or after May 1, 2001 but prior to May 1, 2003, and the fair market value of the Common Stock on the date of such Change in Control is $9.00 per share or less, then the amount of principal and interest due and payable under the Amended Note shall be reduced by 50%.

                  For purposes of the preceding paragraph, the term "Change in Control" means (i) a merger, reorganization or other business combination involving the Company if the Company is not the surviving corporation, (ii) a sale of all or substantially all of the Company's assets; or (iii) the acquisition by a person other than a shareholder identified in the Company's most recent proxy statement of beneficial ownership of twenty percent (20%) or more of the issued and outstanding Common Stock (a "Control Acquisition") if, at any time during the twelve month period following the Control Acquisition (the "Measurement Year") one of the following shall occur: (A) there is a change in the composition of the Board of Directors of the Company which results, on any date during the Measurement Year, in a majority of the members of the Board being comprised of individuals who were not members of the Board prior to the date of the Control Acquisition, or (B) there is a change in the composition of the Executive Committee of the Board of Directors of the Company which results, on any date during the Measurement Year, in a majority of the members of the Executive Committee being comprised of individuals who were not members of the Executive Committee prior to the date of the Control Acquisition.

                  The Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Amended Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Amended Note.

                  This Amended Note shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in such State and shall be binding upon the heirs or legal representatives of the Maker and shall inure to the benefit of the successors and assigns of the Company.

                  This Amended and Restated Secured Non-Recourse Promissory Note amends, restates and replaces the Secured Non-Recourse Promissory Note issued by Maker to the Company on May 20, 1997, and such Secured Non-Recourse Promissory
Note is hereby cancelled.


                                                     /s/ John M. Sergey
                                                     --------------------------
                                                     John M. Sergey





                                      -3-